SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
MACOM Technology Solutions Inc.	Delaware
Mindspeed Technologies, LLC.	Delaware
Nitronex, LLC	Delaware
Photonic Controls, LLC	New York
BinOptics, LLC	Delaware
Aeroflex/Metelics, Inc.	California
FIBOC, LLC	Delaware
MACOM Technology Solutions (HK) Limited	Hong Kong
M/A-COM Technology Solutions International Limited	Ireland
M/A-COM Technology Solutions (UK) Limited	Northern Ireland
M/A-COM Technology Solutions (Holding) Company Limited	Ireland
MACOM Technology Solutions Limited	Ireland
M/A-COM Tech Asia, Inc.	Taiwan
MACOM Technology Solutions (Bangalore) Private Limited	India
M/A-COM Technology Solutions (Shanghai) Company Limited	China
MACOM Technology Solutions K.K.	Japan
MACOM Japan Limited	Japan
Mindspeed Technologies B.V.	Netherlands
MACOM Technology Solutions Canada Inc.	Canada
Mindspeed Technologies K.K.	Japan
Mindspeed Technologies U.K., Limited	United Kingdom
MACOM Technology Solutions S.A.S.	France
Mindspeed Technologies (Mauritius) Limited	Mauritius
Mindspeed Technologies GmbH	Germany
Mindspeed Technologies Ukraine, LLC	Ukraine
Mindspeed Development Malaysia Sdn Bhd	Malaysia
Mindspeed Telecommunications Technologies Development (Shenzhen) Company Limited	China
Mindspeed Technologies India Private Limited	India